EXHIBIT 12

                    MERRILL LYNCH PREFERRED CAPITAL TRUST II
                    MERRILL LYNCH PREFERRED FUNDING II, L.P.
                      COMPUTATION OF RATIOS OF EARNINGS TO
          COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS

                                 For the Period February 6, 1997 to to March 28, 1997
                                 ----------------------------------------------------

                                 Merrill Lynch Preferred      Merrill Lynch Preferred
                                     Capital Trust II              Funding II, L.P.
                                 -----------------------      -----------------------

Earnings                               $3,711,341                $4,347,538
                                       ==========                ==========

Fixed charges                          $       -                 $        -

Preferred securities distribution
  requirements                          3,600,000                 3,711,341
                                       ----------                ----------

Total combined fixed charges and
  preferred securities distributions  $3,600,000                $3,711,341
                                       ==========                ==========

Ratio of earnings to combined
  fixed charges and preferred
  securities distributions                   1.03                      1.17


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